Exhibit 99.1

Dear Shareholder,

FNBH Bancorp, Inc. reported a net loss of $631,000 for the quarter ended March 31, 2009. The quarter included a $1,200,000 provision for loan losses and $180,000 in losses on sale of bank owned other real estate and repossessed assets. Federal Deposit Insurance Corporation premiums also increased by $300,000 over the amount expensed in the first quarter of 2008.

As a result of the deferred tax asset valuation allowance recorded in the fourth quarter of 2008, no income tax benefit was recorded relative to the 2009 first quarter loss.

We continue to maintain good liquidity with $18.7 million in cash and cash equivalents and $45 million in investments and certificates of deposit available for liquidity at quarter end. The Company’s March 31, 2009 risk based capital ratio was at 9.44% and the tier one leverage ratio stood at 6.92%.

Our first quarter 3.90% net interest margin remains a strong provider of earnings. Both our loan loss reserve ratio of 4.23% and our net interest margin remain well above peer averages.

High performing people deliver the exceptional customer experience that creates a high performing bank. The Board recently appointed two new Senior Vice Presidents, Gerald Moyer as Senior Lender and Paul Stark as Chief Credit Officer. Mr. Moyer and Mr. Stark possess extensive experience and expertise in loan portfolio management, credit administration and business development. The addition of these individuals substantially enhances our leadership team and we expect that they will contribute significantly to our future performance.

We continue to work diligently to improve the performance of our company, including ongoing review for non interest expense reduction and revenue enhancement opportunities. We also continue to proactively work with customers experiencing financial difficulties to find solutions that enhance their ability to continue operations while minimizing potential losses to the bank.

We are working hard to create a company where high performing people efficiently deliver an exceptional customer experience. This culture should, over time, contribute to enhanced shareholder value through increased sales penetration, customer referrals and improved account retention. Recent customer service centered initiatives include implementation of a new commercial loan underwriting and documentation platform, roll out of a point of sale consumer loan delivery system, statement printing outsourcing to improve timeliness and quality, a very successful and ongoing promotion of electronic statements, adoption of a special overdraft privilege for checking customers called Bounce Protection and a tool to enhance the human resource capabilities of our small business customers that we call First National Business Solutions.

During the past quarter, we held the first of our quarterly informal meetings to converse with our shareholders. We look forward to continuing our shareholder interaction this quarter at our Annual Shareholder Meeting on May 28, 2009. This year’s Annual Meeting Proxy includes three proposals for shareholder vote. The Board and management are appreciative of your support of each of the proposals.

News reports summarizing regulatory requests for banks to increase their capital position have been prevalent in recent media. In our December 31, 2008 Form 10-K, which accompanied the Proxy materials, we noted that the Bank’s capital ratios fell below our regulator’s imposed higher minimum capital requirements. Given the potential need to increase the capital position of the Company and Bank, we believe that it is particularly important to support Proxy Proposal 3 to increase the number of authorized shares of common stock.

Once again, I am appreciative for the opportunity to serve as President and CEO of your company and thank you for the opportunity to lead our company through these unprecedented times. We will continue to work hard to return our Company to profitability.

On behalf of the entire FNBH Bancorp family, thank you for your continued commitment to community banking and your investment in our Company.

Sincerely,

/s/ Ronald L. Long

Ronald L. Long
President and CEO

FNBH Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)

Assets	March 31 2009	December 31 2008
Cash and due from banks	$8,131,403	$10,175,999
Short term investments	10,620,505	11,904,019
Total cash and cash equivalents	18,751,908	22,080,018

Certificates of deposit	4,221,000	4,319,000
Investment securities:
Investment securities available for sale, at fair value	39,633,982	41,520,572
FHLBI and FRB stock, at cost	994,950	994,950
Total investment securities	40,628,932	42,515,522

Loans held for investment:
Commercial	266,745,534	272,945,793
Consumer	21,245,054	21,711,696
Real estate mortgage	20,972,334	21,159,504
Total loans held for investment	308,962,922	315,816,993
Less allowance for loan losses	(13,081,377)	(14,122,291)
Net loans held for investment	295,881,545	301,694,702
Premises and equipment, net	8,529,786	8,626,526
Other real estate owned, held for sale	2,680,791	2,678,444
Deferred tax assets, net	734,586	819,557
Accrued interest and other assets	6,158,040	6,048,757
Total assets	$377,586,588	$388,782,526

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand (non-interest bearing)	$51,701,539	$56,404,701
NOW	47,278,655	35,539,239
Savings and money markets	91,081,116	101,422,737
Time deposits	138,812,005	142,286,835
Brokered certificates of deposit	18,616,498	13,873,571
Total deposits	347,489,813	349,527,083
Other borrowings	480,637	8,897,277
Accrued interest, taxes, and other liabilities	2,521,516	2,833,064
Total liabilities	350,491,966	361,257,424
Shareholders' Equity
Preferred stock, no par value. Authorized 30,000 shares; no shares
issued and outstanding at March 31, 2009	-	-
Common stock, no par value. Authorized 4,200,000 shares; 3,128,351 shares issued and outstanding at March 31, 2009 and 3,119,620
shares issued and outstanding at December 31, 2008	6,635,014	6,583,158
Retained earnings	19,013,111	19,643,976
Deferred directors' compensation	885,919	902,333
Accumulated other comprehensive income, net	560,578	395,635
Total shareholders' equity	27,094,622	27,525,102
Total liabilities and shareholders' equity	$377,586,588	$388,782,526

FNBH Bancorp, Inc.
Consolidated Statements of Income (Unaudited)

	Three months ended March 31
	2009	2008
Interest and dividend income:
Interest and fees on loans	$4,340,391	$6,019,184
Interest and dividends on investment securities:	-
U.S. Treasury, agency securities and CMO's	368,298	281,738
Obligations of states and political subdivisions	150,935	165,407
Preferred stock	-	16,854
Other securities	9,559	11,382
Interest on certificates of deposit	50,817	54,598
Interest on short term investments	10,887	146,584
Total interest and dividend income	4,930,887	6,695,747

Interest expense:
Interest on deposits	1,327,654	2,503,875
Interest on other borrowings	42,276	107,861
Total interest expense	1,369,930	2,611,736

Net interest income	3,560,957	4,084,011
Provision for loan losses	1,200,000	688,900
Net interest income after provision for loan losses	2,360,957	3,395,111

Noninterest income:
Service charges and other fee income	695,712	726,059
Trust income	81,770	100,347
Gain/Loss on available for sale securities	-	-
Gain on sale of OREO/repossessions	-	24,182
Other	1,318	3,330
Total noninterest income	778,800	853,918

Noninterest expense:
Salaries and employee benefits	1,691,739	1,721,126
Net occupancy expense	335,819	356,550
Equipment expense	107,017	117,259
Professional and service fees	518,934	507,279
Computer service fees	106,651	129,537
FDIC assessment fees	315,207	11,240
Amortization expense	66,019	75,184
Printing and supplies	44,012	105,968
Director fees	23,353	58,283
Loan collection and foreclosed property expenses	98,477	124,725
Net loss on sale of OREO/repossessions	179,996	-
Other	283,398	268,385
Total noninterest expense	3,770,622	3,475,536

Income (loss) before federal income taxes	(630,865)	773,493

Federal income tax expense	-	193,622
Net income (loss)	$(630,865)	$579,871

Per share statistics:
Basic EPS	$(0.20)	$0.19
Diluted EPS	$(0.20)	$0.19
Dividends	$-	$0.08
Basic average shares outstanding	3,154,065	3,090,568
Diluted average shares outstanding	3,154,065	3,090,568